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EXHIBIT 99.2

                  NEW PLAN REALTY TRUST AND EXCEL REALTY TRUST,
                              INC. COMPLETE MERGER


NEW YORK--(BUSINESS WIRE)--Sept. 28, 1998--New Plan Excel Realty Trust, Inc. (NYSE:NXL - news) announced today it has completed the merger between Excel Realty Trust, Inc. (NYSE:XEL - news) and New Plan Realty Trust (NYSE:NPR - news) effective today. As previously announced, the merger was approved by the stockholders of both companies on September 25, 1998. The merger created New Plan Excel Realty Trust, Inc., one of the largest community shopping center companies in the nation with a total capitalization of over $3 billion and 38 million square feet of retail space in 31 states.

Shares of the New Plan Excel Common and Preferred Stock will trade on the NYSE under the symbols NXL, NXL PrA and NXL PrB, respectively, beginning tomorrow September 29, 1998.

New Plan Excel will have 750 employees and, in addition to its headquarters in New York will have 25 offices coast-to-coast.